As filed with the Securities and Exchange Commission on October 6, 2005
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                   Registration Nos. 333-36600 and 333-112269

                             Registration Statement
                        Under the Securities Act of 1933

                              U.S. GOLD CORPORATION
             (Exact name of registrant as specified in its charter)

            Colorado                                             84-0796160
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

         2201 Kipling Street, Suite 100, Lakewood, Colorado 809215-1545
             (Address of Principal Executive Offices)       (Zip Code)

                      U.S. GOLD AMENDED AND RESTATED STOCK
                           OPTION AND STOCK GRANT PLAN
                              (Full Title of Plan)

                           ---------------------------

                                Robert R. McEwen,
                Chairman of the Board and Chief Executive Officer
                              U.S. Gold Corporation
          2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545
                     (Name and address of agent for service)

                                 (303) 238-1438
          (Telephone number, including area code, of agent for service)

                           ---------------------------

                                    Copy to:

                             David J. Babiarz, Esq.
                              Dufford & Brown, P.C.
                            1700 Broadway, Suite 2100
                              Denver, CO 80290-2101
                                 (303) 861-8013

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 1 is being filed for the purpose of including a reoffer prospectus prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of Form S-3 (the "Reoffer Prospectus"), which may be used for the offer and sale of securities registered hereunder by certain former and current officers and directors of U.S. Gold Corporation who may be deemed to be "affiliates" of U.S. Gold Corporation, as that term is defined in Rule 405 under the Securities Act of 1933. Pursuant to Rule 429 of the Securities Act, the Reoffer Prospectus relates to shares of common stock covered by the Registration Statements of U.S. Gold Corporation on Form S-8 filed with the Securities and Exchange Commission on May 9, 2000 (File Nos. 333-36600) and on January 28, 2004 (File No. 333-112269).

                               P R O S P E C T U S

                              U.S. GOLD CORPORATION

                 2,475,929 Shares Common Stock ($.10 par value)


This Prospectus relates to 2,475,929 shares of common stock, $.10 par value per share, to be offered by certain selling shareholders. We will not receive the proceeds from sale of the shares. The selling shareholders are identified in this Prospectus under the heading "Selling Shareholders." The shares may be offered by Selling Shareholders from time to time: (i) in transactions in the over-the-counter market, on an automated inter-dealer system on which shares of our common stock may be listed, in negotiated transactions, or a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares to or through securities broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution" in this prospectus. Selling Shareholders may also sell such shares pursuant to Rule 144 under the Securities Act of 1933 if the requirements for the availability of such rule have been satisfied.

The shares were issued to the Selling Shareholders upon exercise of options granted or stock grants to them under our Amended and Restated Non-Qualified Stock Option and Stock Grant Plan (the "Plan"). We have agreed to bear all expenses (other than underwriting discounts, selling commissions, and underwriter expense allowance, and fees and expenses of counsel and other advisers to the Selling Shareholders) in connection with the registration and sale of the shares being offered by the Selling Shareholders.

Our common stock trades in the over-the-counter market and is listed on the OTC Bulletin Board under the symbol: "USGL." On October 5, 2005, the last reported sale price of our Common Stock was $2.27 per share.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING AT PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is October 6, 2005

                        ADDITIONAL AVAILABLE INFORMATION

The registration statement (including post-effective amendments) that contains this prospectus, including the exhibits to the registration statement, contain additional information about us and the securities the Selling Shareholders may offer under this prospectus. Our SEC filings, including the registration statement that contains this prospectus, are available to the public from the SEC's Internet site at http://www.sec.gov. You may also read and copy this information at the SEC's Public Reference Room at 100 F Street, N.E, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room.

                       DOCUMENTS INCORPORATED BY REFERENCE

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner of securities, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to:

U.S. Gold Corporation
2201 Kipling Street, Suite 100
Lakewood, Colorado 80215-1545
Telephone number:  (303) 238-1438
Attention: William F. Pass, Chief Financial Officer

The following documents filed by us with the SEC (File Number 0-9137) are hereby incorporated by reference into this Prospectus:

1.     Our Annual Report on Form 10-KSB for the year ended December 31, 2004;

2.     Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005;

3.     Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005;

4.     Our two Current Reports on Form 8-K dated January 14, 2005;

5.     Our Current Report on Form 8-K dated March 16, 2005;

6.     Our two Current Reports on Form 8-K dated April 12, 2005;

7.     Our Current Report on Form 8-K dated April 19, 2005;

8.     Our Current Report on Form 8-K dated May 12, 2005;

9.     Our Current Report on Form 8-K dated June 23, 2005;

10.    Our two Current Reports on Form 8-K dated July 29, 2005;

11.    Our Current Report on Form 8-K dated August 1, 2005;

12.    Our Current Report on Form 8-K dated August 5, 2005;

13.    Our two Current Reports on Form 8-K dated August 18, 2005;

14.    Our Current Report on Form 8-K dated August 19, 2005;

15.    Our Current Report on Form 8-K dated August 29, 2005;

16. Our Preliminary Proxy Statement on Schedule 14A as filed with the SEC on September 30, 2005; and

17. The description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on January 22, 1980.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that plan for or anticipate the future. Forward-looking statements include statements about our ability to develop and produce precious metals, statements about our future business plans and strategies, statements about future revenue and the receipt of working capital, and most other statements that are not historical in nature. In these documents, forward-looking statements are sometimes identified by words such as "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. We caution you not to put undue reliance on these forward-looking statements.

A few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific Risk Factors identified below, include:

     a. Changes in the general economy, affecting the disposable income of the public;

     b.   Technological and regulatory changes in the precious metals industry;

     c.   Governmental policies, including monetary policies;

     d.   Our costs of production of precious metals;

     e.   The level of demand for precious metals; and

     f.   Changes in our business strategy.

                                     SUMMARY

U.S. Gold Corporation ("we" or "us") was organized under the laws of the State of Colorado on July 24, 1979 under the name Silver State Mining Corporation to acquire and develop mining properties. On June 21, 1988, we changed our name to U.S. Gold Corporation. We have not had revenue from mining operations since 1990 and have accumulated a substantial loss from operations.

Our executive offices are located at 2201 Kipling Street, Suite 100, Lakewood, Colorado 80215-1545, Telephone (303) 238-1438, Fax (303) 238-1724.

Recent Developments

In May 2005, we lost our partner in the Tonkin Springs development project located in Eureka County, Nevada. Effective May 12, 2005, BacTech Nevada Corporation withdrew as a member of Tonkin Springs LLC, our subsidiary and owner of the Tonkin Springs project. When it withdrew from TSLLC, BacTech's 55% interest reverted to us. Prior to its withdrawal as a member of TSLLC, BacTech was the manager of the project and was responsible for paying all holding and development costs associated with the project. At the present time, we are solely responsible for those costs.

Beginning on August 2, 2005, we underwent a change in control. On that date, Robert R. McEwen acquired 11,100,000 shares of our common stock, representing approximately 33.3% of our presently outstanding voting stock. Subsequently, he was elected Chairman of the Board of Directors and our Chief Executive Officer. William W. Reid and David C. Reid, two of our founders, have resigned as officers and directors.

Pursuant to the agreement dated July 29, 2005, Mr. McEwen acquired 11,100,000 shares of our common stock for an aggregate purchase price of $4 million, thereby becoming our largest shareholder. We agreed to register the shares issued to Mr. McEwen with the SEC and to pay the costs of that registration. In connection with the stock purchase, four of our then-existing directors, including Messrs. William and David Reid, agreed to resign and Mr. McEwen was granted the right to nominate individuals to fill the vacancies created by those resignations.

On August 18, 2005, William Reid resigned as our President, Chief Executive Officer and a director, and David Reid resigned as our Vice President and a director. Simultaneously, Mr. McEwen was appointed Chairman of the Board of Directors and elected our Chief Executive Officer. Declan J. Costelloe was appointed to the Board of Directors to fill the vacancy created by the resignation of David Reid.

In addition to his affiliation with our company, Mr. McEwen is also the Chairman of the Board of Directors of Goldcorp, a position he has occupied for the last 19 years. Until February 2005, he was also the Chief Executive Officer of that company. Goldcorp is incorporated under the laws of the Province of Ontario, Canada, engaged in the exploration and production of gold with securities traded on the Toronto and New York Stock Exchanges.

In a development unrelated to the stock purchase and sale described above, NovaGold Resources Inc. reportedly became our second-largest shareholder. In a transaction reported July 29, 2005, NovaGold purchased 5,374,544 shares of our common stock, representing approximately 16% of the outstanding voting stock after the McEwen transaction, in a private transaction from one or more former shareholders. NovaGold is a corporation incorporated under the laws of the Province of Nova Scotia, Canada, with securities traded on the American and Toronto Stock Exchanges.

In a transaction roughly contemporaneous with the stock purchase by Mr. McEwen, we disposed of our entire interest in Gold Resource Corporation ("GRC"). GRC is a Colorado corporation with an exploration property located in the State of Oaxaca, Mexico, in which we owned an equity interest of 5,191,352 shares representing approximately 32.65% of the outstanding capital of GRC. In August 2005, we distributed our entire interest in that entity with an aggregate fair value of $612,580 to Messrs. William and David Reid and William Pass in connection with the termination of their employment agreements. After that transaction, Willian Reid owned approximately 20.36% of GRC, David Reid owned approximately 20.88% and William Pass owned approximately 7.97%. As a result of that transaction, we no longer own an interest in GRC.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. WE BELIEVE THESE ARE ALL THE MATERIAL RISKS CURRENTLY FACING OUR BUSINESS, BUT ADDITIONAL RISKS WE ARE NOT PRESENTLY AWARE OF OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. OUR FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY THESE RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENT, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES.

THE REPORT OF OUR INDEPENDENT PUBLIC ACCOUNTING FIRM ON OUR FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2004 INCLUDES A "GOING CONCERN" QUALIFICATION, MEANING THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE IN OPERATION. The report cited the following factors in support of our accountant's conclusion: (i) the substantial losses we incurred for the years ended December 31, 2004 and 2003; (ii) our lack of operating revenue; (iii) our dependence on sale of equity securities and receipt of capital from outside sources to continue in operation. If we are unable to obtain additional financing from outside sources and eventually produce revenue, we may be forced to curtail or cease operations. In either event, investors in our common stock could lose all or part of their investment.

WE HAVE A HISTORY OF LOSSES FROM OPERATIONS AND NEGATIVE CASH FLOW THAT IS LIKELY TO CONTINUE UNLESS WE CAN ECONOMICALLY PRODUCE GOLD OR OTHER PRECIOUS METALS. We have accumulated an operating loss from inception to June 30, 2005 of $35,373,038, and have had no revenue from operations since 1990. During the year ended December 31, 2004, we used almost $800,000 of cash in our operating activities, financed in part by payments from BacTech and the sale of our common stock. During the first six months of the current fiscal year, we used in excess of $150,000 of cash in our operating activities, again financed primarily by payments from BacTech. Since our only asset, the Tonkin Springs project, remains in the exploration and development stage, it is unlikely that we will realize revenue in the near term. If we continue to experience losses from operations and negative cash flow as we have in the past, the price of our stock may be adversely affected.

WE ARE DEPENDENT UPON RECEIPT OF SUBSTANTIAL ADDITIONAL WORKING CAPITAL TO FUND CONTINUED EXPLORATION AND DEVELOPMENT OF THE TONKIN SPRINGS PROJECT. While no current estimates are available, we believe the continued exploration and development of the Tonkin Springs project will require a significant investment in excess of our capital resources. If additional exploration confirms previous estimates of the economic viability of the project, we will require significant capital to place the property into production. At this time, we have no assured source of additional financing. Our inability to raise additional capital upon reasonable terms will adversely affect the price of our common stock.

AT THE PRESENT TIME, WE ARE ENTIRELY DEPENDENT UPON PRODUCTION OF GOLD FROM A SINGLE PROPERTY, RAISING THE RISK IF THAT PROPERTY SHOULD PROVE UNPRODUCTIVE. Since we have not produced gold from the Tonkin Springs property since 1990, there is no assurance that gold can be economically produced under existing and future costs and expenses. If we are unable to economically produce gold from the Tonkin Springs project, we would be forced to identify and invest substantial sums in one or more additional properties.

THE LACK OF GOLD RESERVES AT THE TONKIN SPRINGS PROPERTY RAISES THE RISK THAT THE PROPERTY MAY NOT BE PRODUCTIVE. Our exploration at the Tonkin Springs property to date has resulted in an estimate of mineralized material, but does not include any estimated reserves. Mineralized material or deposit is a mineralized body which has been delineated by appropriate drilling and/or underground sampling sufficient to support a tonnage and average grade of metal. Under standards of the SEC, such a deposit does not qualify as reserves until a comprehensive evaluation, based on unit costs, tonnage, grade, price, recovery costs and other factors determines that production of the mineral is feasible. To achieve a determination of proven or probable reserves, it will be necessary for us to engage an outside engineering firm to assess geological data and develop an economic model demonstrating commercial feasibility of the property. Since we have not yet commissioned such a feasibility study, there is no assurance that the Tonkin Springs property will move beyond the exploration stage.

THE LOSS OF ANY OF OUR EXISTING OFFICERS OR EMPLOYEES WOULD ADVERSELY AFFECT OUR BUSINESS, AS WE HAVE VERY LIMITED PERSONNEL AT THIS TIME. If either of our current officers or employees were to die, become disabled or leave the company, we would be forced to identify and retain individuals to replace them. There is no assurance that we can find suitable individuals to replace them or to add to our employee base. Robert McEwen, our Chairman and Chief Executive Officer, only recently joined the company and is not party to an employment agreement with us. Our only other employee is William Pass, our Chief Financial Officer and Vice President. We are entirely dependent on these individuals as our only personnel at this time.

MAINTENANCE AND CONTINUED DEVELOPMENT OF THE TONKIN SPRINGS PROPERTY REQUIRES COMPLIANCE WITH NUMEROUS ENVIRONMENTAL REGULATIONS. We are required to comply with various federal, state and local laws and regulations pertaining to the discharge of material into the environment or otherwise relating to the protection of the environment, all of which increase the costs and time required to maintain and develop the property. In recent years, our efforts to comply with these environmental regulations have been hampered by our lack of working capital. Even if we are successful in obtaining additional capital, there is no assurance we will be able to obtain the permits necessary to commence production of gold. These environmental regulations also require substantial expenditures of time and money in reclaiming the property when we complete operations.

MANY OF THE LEASES UNDER WHICH WE HOLD THE TONKIN SPRINGS PROPERTY REQUIRE PERIODIC PAYMENTS AND WORK COMMITMENTS TO MAINTAIN OUR INTEREST. If we are unable to obtain sufficient working capital to make these payments or perform the necessary work, we may forfeit our interest in these leases. That in turn, could affect our ability to produce economic amounts of gold from the property.

OUR OWNERSHIP IN THE TONKIN SPRINGS PROPERTY COULD BE CHALLENGED BY THIRD PARTIES. The properties making up the Tonkin Springs project consist of unpatented mining claims. These claims provide only possessory title and are often uncertain and subject to challenge by third parties. Unpatented mining claims are unique property interests in the United States, and are generally subject to greater risks than patented mining claims or real property interests owned in fee simple. The validity of unpatented mining claims in the United States is dependent on strict compliance with a complex battery of federal and state statutory and case law. In addition, there are few public records that definitely control the issues of validity and ownership of these claims. We have not generally obtained title opinions on our property interests, with the attendant risk that title to these properties, particularly undeveloped properties, may be defective.

WE HAVE A VERY LIMITED AMOUNT OF COMMON STOCK AVAILABLE TO BE ISSUED IN THE FUTURE, AND UNLESS OUR SHAREHOLDERS APPROVE AN INCREASE IN THAT STOCK, OUR ABILITY TO RAISE ADDITIONAL CAPITAL AND ACQUIRE OTHER PROPERTIES MAY BE LIMITED. Our articles of incorporation currently authorize the issuance of 35,000,000 shares of common stock, of which 33,296,810 are outstanding as of the date of this prospectus. That leaves approximately 1,700,000 shares available to be issued in the future. Unless our shareholders authorize us to issue additional stock in the future, we will be very limited in the amount of capital we can raise and the amount of stock we can issue to make acquisitions of other properties. The vote of not less than two-thirds of our shareholders is required to increase our authorized capital, and there is no assurance that we can obtain that vote.

THE PRICE OF OUR COMMON STOCK HAS A HISTORY OF VOLATILITY, WHICH MAY PREVENT SHAREHOLDERS FROM REALIZING A PROFIT FROM THEIR INVESTMENT DURING PARTICULAR TIME FRAMES. The market price for the shares of our common stock may be highly volatile, depending on news announcements or changes in general market conditions. In recent years, the stock market has experienced extreme price and volume fluctuations. From January 2005 to August 2005, our stock has traded in a range from a high of $2.19 to a low of $0.36 per share. Such volatility may prevent shareholders from realizing a profit on their investment during particular timeframes.

FUTURE ISSUANCES OF COMMON STOCK WILL DILUTE CURRENT SHAREHOLDERS AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK. The Board of Directors has the authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders. Based on the need for additional capital to fund expected growth, it is likely that we will issue additional securities to provide such capital, and that such additional issuances may involve a significant number of shares. The issuance of additional securities will dilute the percentage interests and may dilute the per share book value of existing shareholders, and may also reduce the market price of our common stock.

THE NATURE OF MINERAL EXPLORATION AND PRODUCTION ACTIVITIES INVOLVES A HIGH DEGREE OF RISK. Exploration for minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology. Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as:

     o    encountering unusual or unexpected formations;

     o    environmental pollution;

     o    personal injury and flooding; and

     o    decrease in reserves due to a lower gold price.

If management determines that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown on our investment in such property interest. All of these factors may result in losses in relation to amounts spent which are not recoverable. We have experienced losses of this type from time to time.

OUR INDUSTRY IS HIGHLY COMPETITIVE, MINERAL LANDS ARE SCARCE, AND WE MAY NOT BE ABLE TO OBTAIN QUALITY PROPERTY. In addition to us, many companies and individuals engage in the mining business, including large, established mining companies with substantial capabilities and long earnings records. There is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the United States and other areas where we conduct exploration activities. We may be at a competitive disadvantage in acquiring mining properties since we must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs. The annual exploration budgets for major mining companies typically are several million dollars. From time to time, specific properties or areas which would otherwise be attractive to us for exploration or acquisition are unavailable due to their previous acquisition by other companies.

GOLD PRICES ARE VOLATILE AND DECLINES HAVE AN ADVERSE EFFECT ON OUR SHARE PRICE AND BUSINESS PLAN. The market price of minerals is extremely volatile and beyond our control. Basic supply/demand fundamentals generally influence gold prices. The market dynamics of supply/demand can be heavily influenced by economic policy. Fluctuating metal prices may have a significant impact on our results of operations and operating cash flow. Furthermore, if the price of a mineral should drop dramatically, the value of our properties which are being explored or developed for that mineral could also drop dramatically and we might not be able to recover our investment in those properties. Our decision to put a mine into production, and commitment of the funds necessary for that purpose must be made long before the first revenues from production will be received. During the prior five years, the average annual market price of gold has fluctuated between $271 per ounce and $406 per ounce as shown below. During 2005, the price of gold has fluctuated between approximately $418 and $446 per ounce. Price fluctuations between the time that we make such a decision and the commencement of production can completely change the economics of the mine. Although it is possible for us to protect against some price fluctuations by hedging in certain circumstances, the volatility of mineral prices represents a substantial risk in which no amount of planning or technical expertise can eliminate.

     2000           2001           2002            2003            2004
     $279           $271           $310            $364            $406

LEGISLATION HAS BEEN PROPOSED THAT WOULD SIGNIFICANTLY AFFECT THE MINING INDUSTRY. Members of the U.S. Congress have repeatedly introduced bills which would supplant or alter the provisions of the Mining Law of 1872. As of the date of this prospectus, no such bills have passed. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could significantly impair our ability to develop mineral resources on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although it is impossible to predict at this point what any legislated royalties might be, enactment could adversely affect the potential for development of such mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

OUR COMMON STOCK IS CURRENTLY CHARACTERIZED AS A "PENNY STOCK" UNDER APPLICABLE SECURITIES LAWS, THEREBY IMPOSING DISCLOSURE REQUIREMENTS WHICH COULD LIMIT THE PRICE AND LIQUIDITY OF OUR COMMON STOCK. Existing requirements impose significant disclosure requirements from securities broker-dealers to potential investors. At a minimum, these requirements make it more difficult to sell our common stock. Some broker-dealers refuse to participate in the purchase and sale of penny stocks. These requirements may therefore have the effect of reducing the level of trading and the price of our common stock.

                              SELLING SHAREHOLDERS

The shares of common stock owned by the Selling Shareholders are being offered by the Selling Shareholders identified in the following table.

                          Number of           Shares       Number of Shares
                            Shares             That       To Be Beneficially
Name of Selling          Beneficially         May Be      Owned On Completion
Shareholder                 Owned            Offered        Of the Offering
----------------         ------------        -------      -------------------

William W. Reid(1)          850,768          850,768              0
David C. Reid(1)            628,086          628,086              0
William F. Pass(2)          347,075          347,075              0
John W. Goth(3)             275,000          275,000              0
Richard F. Mauro(3)         125,000          125,000              0
Peter Bojtos(3)             125,000          125,000              0
Richard F. Nanna(3)         125,000          125,000              0
                          ---------
           Total          2,475,929

---------------

(1)  Former officer and director of our company.
(2)  Current officer of our company.
(3)  Current director of our company.


Each Selling Shareholder has purchased our common stock for investment and with no present intention of distributing or reselling such shares unless registered for resale. However, in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their shares when they deem appropriate, we have filed a Form S-8 registration statement with the SEC of which this prospectus forms a part with respect to the resale of the shares from time to time in the over-the-counter market or in privately negotiated transactions. We have agreed to prepare and file such amendments and supplements to the registration statement and to keep the registration statement effective until all the shares offered hereby have been sold pursuant thereto, until such shares are no longer, by reason of Rule 144 under the Securities Act of 1933 or any other rule of similar effect, required to be registered for the sale thereof by the Selling Shareholders.

Certain of the Selling Shareholders, their associates and affiliates may from time to time perform services for the Company or its subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

The shares offered hereby may be sold from time to time to purchasers directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of shares for whom they may act as agents. The Selling Shareholders and any underwriters, broker/dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the shares by them deemed to be underwriting discounts and commissions under the Securities Act.

The shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The sale of the shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national or international securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. Since we do not satisfy the requirements for use of Form S-3 of the Securities Act, the number of shares to be sold by the Selling Shareholders in any three month period shall not exceed the lesser of: (i) one percent of the number of shares of our common stock outstanding at the time of sale; or (ii) the average weekly reported trading volume of our shares for the four calendar weeks preceding the sale.

Selling Shareholders may also sell such shares pursuant to Rule 144 under the Securities Act if the requirements for the availability of such rules have been satisfied.

To comply with the securities laws of certain jurisdictions, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

The Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Shareholders. The foregoing may affect the marketability of the shares.

All expenses of the registration of the shares will be paid by us, including, without limitation, SEC filing fees and expenses and compliance with state securities or "blue sky" laws; provided, however, that the Selling Shareholders will pay all underwriting discounts and selling commissions, if any.


                          DESCRIPTION OF CAPITAL STOCK

We have only one class of securities authorized or outstanding, that being common stock, par value $0.10 per share. Our authorized capital stock consists of 35,000,000 shares of common stock. As of the date of this prospectus, there were 33,296,810 shares of our common stock outstanding. The holders of common stock are entitled to one vote for each share of common stock held of record on all matters submitted to stockholders including the election of directors. Cumulative voting for directors is not permitted. The holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding common stock, including the shares offered in this prospectus is fully paid and nonassessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares thereof then outstanding or otherwise reserved under obligations for issuance by
us) by the affirmative vote of the holders of a two-thirds of our stock entitled to vote at a duly convened meeting of our shareholders.

Our Articles of Incorporation as well as our Bylaws do not include any provision that would delay, defer or prevent a change in control of the company. However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of two-thirds of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control.


                                     EXPERTS

The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004 have been audited by Stark Winter Schenkein & Co., LLP, independent certified public accountants, as stated in their report (which contained an explanatory paragraph relative to the going concern uncertainty), which is incorporated herein, and has been so incorporated in reliance upon such report given upon the authority of the firm as experts in accounting and auditing.

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS TO ANY OF THE TIME SUBSEQUENT TO ITS DATE. HOWEVER, THE COMPANY HAS UNDERTAKEN TO AMEND THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART TO REFLECT ANY FACTS OR EVENTS ARISING AFTER THE EFFECTIVE DATE THEREOF WHICH INDIVIDUALLY OR IN THE AGGREGATE REPRESENT A FUNDAMENTAL CHANGE IN THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT. IT IS ANTICIPATED, HOWEVER, THAT MOST UPDATED INFORMATION WILL BE INCORPORATED HEREIN BY REFERENCE TO THE COMPANY'S REPORTS FILED UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "DOCUMENTS INCORPORATED BY REFERENCE."

ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     You should rely only on the                        2,475,929 Shares
information contained in this document
or that we have referred you to. We
have not authorized anyone to provide                      U.S. GOLD
you with information that is different.                   CORPORATION
This prospectus is not an offer to sell
common stock and is not soliciting an
offer to buy common stock in any state                    Common Stock
where the offer or sale is not permitted.




                                                       --------------------

                                                           PROSPECTUS

                                                       --------------------


------------------------------------------

             TABLE OF CONTENTS

Caption
-------

Additional Available Information.......  2
Documents Incorporated by Reference....  2
Forward-Looking Statements.............  3               October 6, 2005
Summary................................  5
Risk Factors...........................  7
Selling Shareholders................... 11
Plan of Distribution................... 12
Description of Capital Stock........... 13
Experts................................ 13

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of documents by Reference.

     Included in prospectus.

ITEM 4.  Description of Securities.

     Included in prospectus.

ITEM 5.  Interests of Named Experts and Counsel.

     Not applicable.

ITEM 6.  Indemnification of Directors and Officers

Article VII of the Amended and Restated Articles of Incorporation of U.S. Gold Corporation states that the Company may provide indemnification to each director, officer, and any employee or agent of the Company, his heirs, executors and administrators, against expenses reasonably incurred or any amounts paid by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee or agent of the Company to the full extent permitted by the laws of the State of Colorado now existing or as such laws may hereinafter be amended. The Company has also agreed to indemnify each of officers and directors against certain liabilities they may incur in their capacities as such, provided, that in each such case, the officer or director acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

Under these provisions, the Company may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the monies if the individual does not fulfill certain conditions. The Company has not obtained director's and officer's liability insurance coverage.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.  Exemption from Registration Claimed.

The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, in connection with the issuance of the shares which are the subject of this registration statement. Each person to whom the shares were issued was an officer or director of the Company at the time of the transaction, each was afforded access to the type of information that would be contained in a registration statement.

ITEM 8.  Exhibits.

The following exhibits are filed with this registration statement:

Number      Description of Exhibits
------      -----------------------

23.1        Consent of Stark Winter Schenkein & Co., LLP.


ITEM 9.  Undertakings.

The Company hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, and State of Colorado, on the 5th day of October, 2005.

                                         U.S. GOLD CORPORATION


                                         By: /s/William F. Pass
                                             -----------------------------------
                                             William F. Pass, Vice President and
                                             Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                      Title                             Date
---------                      -----                             ----

/s/ Robert R. McEwen           Chairman and Chief Executive      October 5, 2005
--------------------           Officer
Robert R. McEwen

/s/ William F. Pass            Vice President and Chief          October 5, 2005
--------------------           Financial Officer
William F. Pass

/s/ Richard F. Mauro           Director                          October 5, 2005
--------------------
Richard F. Mauro

/s/ Peter Bojtos               Director                          October 5, 2005
----------------
Peter Bojtos

/s/ Richard F. Nanna           Director                          October 5, 2005
--------------------
Richard F. Nanna

s/s Declan J. Costelloe        Director                          October 5, 2005
-----------------------
Declan J. Costelloe

/s/ John W. Goth               Director                          October 5, 2005
----------------
John W. Goth